Exhibit 12.2
                                                                         6/1/04

                             SAVANNAH POWER COMPANY
        Computation of ratio of earnings to fixed charges plus preferred dividend requirements for the five years ended December 31, 2003 and the year to date March 31, 2004

                                                                                                                          Three
                                                                                                                         Months
                                                                                                                          Ended
                                                                           Year ended December 31,                      March 31,
                                                       -----------------------------------------------------------------------------
                                                         1999         2000         2001        2002          2003         2004
                                                         ----         ----         ----        ----          ----         ----
                                                       --------------------------Thousands of Dollars-------------------------------
EARNINGS AS DEFINED IN ITEM 503 OF REGULATION S-K:
Earnings Before Income Taxes                           $34,891      $36,543      $33,772      $35,313      $37,915      $4,946
   Interest expense, net of amounts capitalized         11,938       12,737       12,517       11,608        9,590       3,144
   Distrib on mandatorily redeemable pref sec            2,740        2,740        2,740        2,740        2,740         109
   AFUDC - Debt funds                                      485          324          271          165          220          95
   Rentals                                                 471          545          423          459          457         119
                                                       --------     --------     --------     --------     --------     -------
         Earnings  as defined                          $50,525      $52,889      $49,723      $50,285      $50,922      $8,413
                                                       ========     ========     ========     ========     ========     =======


FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Interest  on long-term  debt                        $ 9,300      $ 9,259      $ 9,400      $ 9,685      $ 8,537      $2,779
   Interest on affiliated loans                              0            0          747          401          106           6
   Interest  on interim  obligations                       879        2,369        1,128            4            0           0
   Amort of debt disc, premium  and expense, net           948          963          950          904          981         248
   Other interest  charges                               1,296          470          563          779          186         206
   Distrib on mandatorily redeemable pref sec            2,740        2,740        2,740        2,740        2,740         109
   Rentals                                                 471          545          423          459          457         119
                                                       --------     --------     --------     --------     --------     -------
         Fixed charges as defined                       15,634       16,346       15,951       14,972       13,007       3,467
Pref  dividend  requirements  before  income  taxes          0            0            0            0            0           0
                                                       --------     --------     --------     --------     --------     -------
Fixed  charges  plus  pref  dividend  requirements     $15,634      $16,346      $15,951      $14,972      $13,007      $3,467
                                                       ========     ========     ========     ========     ========     =======

RATIO OF EARNINGS TO FIXED CHARGES  PLUS
   PREFERRED  DIVIDEND  REQUIREMENTS                     3.23         3.24         3.12         3.36         3.91        2.43
                                                         =====        =====        =====        =====        =====       ====

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